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                                 EXHIBIT 3(B)(1)

                   SOFTWARE PURCHASE AGREEMENT DATED JUNE 27,
                 1997 BY AND BETWEEN LASERMEDIA AND SOFTECH L.P.








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                           SOFTWARE PURCHASE AGREEMENT


         THIS SOFTWARE PURCHASE AGREEMENT dated the 27th day of June, 1997 between LASERMEDIA, a corporation incorporated under the laws of Ontario (the "Vendor") and SOFTECH, an Ontario limited partnership, by its general partner, 1234191 Ontario Inc. (the "General Partner"), a corporation incorporated under the laws of Ontario (the "Partnership").

                                   BACKGROUND:

         1. The Vendor owns certain application computer software known as the "ACTIVE TRAINER" family of software and also related intellectual property rights.

         2. The Partnership wishes to purchase from the Vendor a 100% undivided interest in such software and intellectual property rights and to market the same worldwide.

         NOW, THEREFORE in consideration of the premises and the respective covenants herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

         1.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following capitalized terms are defined as follows:

                  "Business Day" means a day other than Saturday, Sunday or statutory holiday in Ontario;

                  "Closing Date" means the latest of (a) June 27, 1997, (b) the date on which all conditions in favour of the parties hereto are satisfied or waived and (c) the date on which Osgoode Holdings Inc. completes its acquisition of the Vendor as contemplated in the Osgoode Circular (provided that Closing shall occur immediately prior to completion of such acquisition), or such other date as the parties hereto may agree in writing;

                  "Closing" means the completion of the sale by the Vendor and the purchase by the Partnership of a 100% undivided interest in the Purchased Assets and the completion of all other transactions contemplated by this Agreement and the Letter Agreement that are to occur contemporaneously therewith;




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                  "Code" means the whole or any part of or any combination of the Object Code and Source Code and, upon their creation, Modifications and Enhancements;

                  "Copyright" means the exclusive right to do and authorize others to do any and all things restricted by copyright or similar laws of application in any and all jurisdictions in relation to the use, copying, translation, distribution or publication of the Software or Derivative Work;

                  "Derivative Work" means a work that is based upon the Software such as a revision, modification, translation, abridgment, condensation, expansion or any other form in which the Software may be recast, transformed or adapted and that if prepared without authorization of the owner of the Copyright in such pre-existing work, would constitute a Copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a pre-existing work;

                  "Development Documentation" means any devices, programming or documentation, including compilers, "workbenches", development tools (e.g. flow charts, schematics, statements of principles of operations, architecture standards and any other specifications that are used to create or that comprise the Code), runtime libraries and higher-level (or "proprietary") languages used by the Vendor for the development, maintenance, modification and implementation of the Program;

                  "Encumbrance" means, in respect of property of any kind (including intangible property of any kind whatsoever), any encumbrance of any kind whatsoever, including a security interest, mortgage, lien, pledge, assignment, charge, trust or deemed trust (whether contractual, statutory or otherwise arising), any restriction, royalty or obligation to pay a royalty or any other right or claim of others of any kind whatever affecting the property and any restrictive covenant or other agreement, restriction or limitation (registered or unregistered) on the use of the property and, with respect to any share, warrant, option or other security of an issuer, including any hold or escrow period (whether contractual, statutory, regulatory or otherwise arising) or other restriction on the sale or resale of such security or any security into which such security is convertible or exchangeable; and "Encumber" as a verb has a corresponding meaning;

                  "Enhancements" means all modifications, additions, enhancements or substitutions made to the Program, other than Modifications, that accomplish performance, structural or functional improvements thereto, whether such enhancements accomplish incidental or substantial redesign or replacement of any parts of the Program;

                  "Force Majeure" means any of the following: acts of God, earthquakes, tidal waves, hurricanes, landslides, storms, windstorms, lightning, floods, explosions, fires, vandalism, wars (whether declared or not), armed conflicts (whether internal or


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         international), riots, insurrections, rebellions, civil
         commotions, sabotage, blockages, attoembargoes, epidemics, partial or entire failure of utilities owned and operated by governmental bodies, lockouts, strikes, other labour disturbances (whether legal or illegal), labour shortages, failure of common or private carriers to deliver anything within the required time, or any other similar event or cause beyond the control of the party claiming the benefit of this clause and which that party could not reasonably have protected itself against, provided however that lack of funds or credit shall not constitute an event of force majeure;

                  "GST" means the goods and services tax levied pursuant to the Excise Tax Act (Canada) and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Partnership or payable by the Partnership in respect of the purchase and sale of the Purchased Assets;

                  "Intellectual Property Rights" means all rights to use, copy, reproduce, sell, license, enhance, merge, transcribe, adapt or distribute by any means and for any purpose the Software including any and all proprietary rights provided under patent law, copyright law or any other statutory provision or common law principles applicable to the Software which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law or the expression or use thereof;

                  "Letter Agreement" means the letter agreement dated April 8, 1997 between the Partnership and Lasermedia;

                  "Modifications" means modifications, updates or revisions to the Program or User Documentation that correct errors, support new releases of operating systems or support new models of input-output devices with which the Program is designed to operate;

                  "Object Code" means the binary or machine-readable version or form of the computer programming code generated by compilation or interpretation of the Source Code to execute the Program;

                  "Osgoode Circular" means the Notice of Meeting and Management Information Circular dated May 23, 1997 of Osgoode Holdings Inc. which, among other things, seeks shareholder approval of the acquisition of the Vendor by Osgoode Holdings Inc.;

                  "Person" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, any government or any agency or instrumentality thereof or any other entity;

                  "Program" means the computer software program giving rise to and embodied in the software known as "ACTIVE TRAINER" and more particularly described in



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         Schedule "A" hereto, together with all other computer software programs developed from time to time using the Software and all Modifications and Enhancements thereto;

                  "Public Domain Software" means computer software, and documentation for such software, developed by parties other than the Vendor but in respect of which the Vendor has and after Closing the Partnership will have the unrestricted right to incorporate into the Code and the User Documentation without royalty or other charge or obligation of any kind;

                  "Purchase Price" means the purchase price for the Purchased Assets referred to in section 5.1;

                  "Purchased Assets" means the whole or any part of or any combination of the Software and Intellectual Property Rights (excluding, for greater certainty, any trade marks owned or used by the Vendor);

                  "Software" means the whole or any part of or any combination of the Code, Derivative Work, the User Documentation and the Development Documentation;

                  "Source Code" means the human readable version or form of the Program written, in part, in the "Lingo" computer language, including all comments and procedural code, and implemented for MacIntosh (Apple Mac OS) and Microsoft Windows;

                  "Specifications" means the description and specifications, technical and functional, for the Software set out in Schedule "A" hereto;

                  "Supply and Reseller Agreement" means the Supply and Reseller Agreement between the Partnership and the Vendor relating to the exploitation of the Software dated of even date hereof, as amended from time to time;

                  "User Documentation" means all written materials developed for use by end users of the Program, including user guides, manuals, application and data files and specifications and shall include, at the time of their creation, all modifications thereto. User Documentation shall also include the application, data and document files necessary to produce the Development Documentation and all modifications thereto.

         1.2 INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) "this Agreement" means this software purchase agreement (including the Schedules hereto) as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;



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                  (b) all references in this Agreement to designated "Articles",
         "sections" and other subdivisions are to the designated Articles, sections and other subdivisions of this Agreement;

                  (c) the words "herein" "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision;

                  (d) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

                  (e) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa; and

                  (f) the word "including" shall be deemed to be followed by the words "without limitation".

         1.3 SCHEDULES. The following schedule forms an integral part of this Agreement.

                           Schedule "A" - Program Description and Specifications


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 The Vendor hereby represents and warrants to the Partnership and acknowledges that the Partnership is relying on such representations and warranties in entering into this Agreement:

                  (a) The Vendor is a corporation validly existing and not dissolved under the laws of Ontario with the corporate power and authority to conduct its business and to own its assets and is duly qualified or licensed to do business in all jurisdictions in which it carries on business.

                  (b) The Vendor has the power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby.



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                  (c) This Agreement has been duly executed and delivered by the
         Vendor and constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

                  (d) Neither the execution nor delivery of this Agreement nor the compliance by the Vendor with any or all of the terms of this Agreement conflicts with or will conflict with or results in or will result in any breach of or constitutes a default under any of the provisions of the constating documents of the Vendor or any agreement or instruments to which it is a party or by which it or any of its property and assets are bound or results or will result in the creation or imposition of any Encumbrance upon the Purchased Assets or is in contravention of any applicable law.

                  (e) There is no legal action pending or threatened by any Person against the Vendor or relating to the Purchased Assets and no adverse claim has ever been, or is currently being, threatened against the Vendor or the Purchased Assets or any of them and there is no claim by any Person that any of the Intellectual Property Rights is or may be invalid or unenforceable or non-distinctive of the Vendor or owned by any Person other than the Vendor.

                  (f) The Software, with the exception of any Public Domain Software, is an original work, as that term is used in the law of Copyright, and the only authors of the Software and every portion thereof, with the exception of any Public Domain Software, are or were Erik Schannen and Kevin Chaisson, Erik Schannen having been an employee of Vendor during the development of the Software and Kevin Chaisson having at all times developed the Software under contract with the Vendor and, therefore, all of the right, title and interest in their work was at all times owned by the Vendor. Each of the authors of the Software has waived his moral rights in the Software in favour of the Vendor and its successors and assigns.

                  (g) Each of the artists and other individuals involved in the creation of the Program has assigned to the Vendor all of his right, title and interest in and to any work created by such person and embodied in the Program and waived any moral rights in respect of same in favour of the Vendor, its successors and assigns and the Vendor is entitled to assign the benefit of any such rights and waivers to the Partnership free and clear of any Encumbrance or cost to the Partnership.

                  (h) No portion of the Software uses, copies or comprises the work of any Person in a manner that infringes on, and the use thereof and the commercial exploitation of the Intellectual Property Rights does not infringe on, any rights of any Person including any rights in the structure, sequence or organization of any third party work and no royalty or other consideration is due to any Person arising out of the creation, copying, use or distribution of the Purchased Assets.



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                  (i) The Vendor has not in any manner whatsoever granted,
         transferred, licensed or assigned or permitted to be granted, transferred, licensed or assigned any right or interest of any kind whatsoever in the Purchased Assets to any Person (other than the Partnership) and the Vendor has not otherwise Encumbered the Purchased Assets.

                  (j) There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to or which would permit the manufacture, marketing, distribution, licensing, promotion, maintenance or support of the Software by any Person, except the Supply and Reseller Agreement.

                  (k) The Vendor is the owner of all right, title and interest in each of the Purchased Assets, free and clear of all Encumbrances. On Closing, the Partnership shall obtain the right, title and interest in each of the Purchased Assets, free and clear of all Encumbrances, and such rights shall be sufficient to allow the Partnership to carry out the business of using, duplicating, manufacturing, selling, marketing, distributing, licensing, promoting, maintaining or supporting the Software in the manner contemplated hereunder and in the Supply and Reseller Agreement or any other agreement referred to herein.

                  (l) The Source Code provided in accordance with the terms of this Agreement is complete and when compiled, produces the then current production version of the Object Code.

                  (m) Schedule "A" contains a substantially complete and accurate (i) description of the Program (including a list of software modules and related tools), (ii) set of Specifications, (iii) list of Development Documentation, (iv) list of User Documentation and (v) list of Public Domain Software.

                  (n) The Source Code, User Documentation and Development Documentation, in the form delivered to the Partnership:

                           (i) are reasonably understandable and usable by
                  trained and experienced computer programming personnel who are generally familiar with the computer languages referred to in the definition of "Source Code";

                           (ii) do not involve any proprietary languages or
                  programming components that such personnel could not reasonably be expected to understand, using the Development Documentation, which contains sufficient commentary to enable such personnel to understand and use such languages or components; and

                           (iii) include all of the devices, programming and
                  documentation necessary for the maintenance and support of the Software by the Partnership, except for devices, programming and documentation commercially available to the



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                  Partnership on reasonable terms through readily known sources not affiliated with or otherwise related to the Vendor.

                  (o) Each of the Code, User Documentation and Development Documentation to be delivered by the Vendor hereunder has been prepared in a workmanlike manner and with professional diligence and skill and the Code:

                           (i) will function efficiently on the machines and
                  with operating systems for which they are designed, as described in the User Documentation and the Specifications;

                           (ii) is free from design errors, defects,
                  deficiencies, malfunctions, bugs or other flaws which would render it unfit for the purposes intended;

                           (iii) does not contain any back door, time bomb,
                  drop-dead device or other software routine designed to disable the Programs automatically, with the passage of time or under the positive control of any person other than the Partnership;

                           (iv) is free from any "viruses"; and

                           (v) will be "Year 2000 Complaint" in that it will provide the following functions:

                                    (A) handle date information before, during
                           and after January 1, 2000, including accepting date input, providing date output and performing calculations on dates or portions of dates;

                                    (B) function accurately and without
                           interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;

                                    (C) respond to two-digit year-date input in
                           a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and

                                    (D) store and provide output of date
                           information in ways that are unambiguous as to century and which account for leap years.

                  (p) The Software operates and performs in all material respects in accordance with the Specifications and the Specifications completely and accurately describe the Software.




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                  (q) The Code, User Documentation and Development Documentation
         are substantially complete and accurate and will be adequate to enable the Partnership to make full use of the latest version of the Software on and after the Closing.

                  (r) The Vendor developed the Purchased Assets for use exclusively in a commercial enterprise and has filed all required returns and paid all GST and other sales taxes eligible on or in respect of its development of the Purchased Assets.

                  (s) There are no retail sales taxes or goods and services taxes due or accruing due in connection with the acquisition, use, license or sale of the Software.

                  (t) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable for the sale of the Purchased Assets by the Vendor to the Partnership pursuant to this Agreement.

                  (u) The Software is substantially complete in a commercially saleable form and is currently in commercial use.

                  (v) The Software is in all material respects program code that instructs the computer to carry out specific applications relating to the processing or management of data and is not program code designed to enable application programs to be run or to co-ordinate the operation of the computer's hardware and components.

                  (w) The Vendor's principal business and source of gross revenues in its current fiscal year has been the sale of software and related products and services.

                  (x) The Vendor is registered under the Excise Tax Act (Canada) for purposes of goods and services tax as number 897876470RT.

         2.2 All representations and warranties of the Vendor contained in this Agreement shall survive the Closing.

         2.3 The Partnership hereby represents and warrants to the Vendor and acknowledges that the Vendor is relying on such representations and warranties in entering into this Agreement:

                  (a) The General Partner is a corporation validly existing and not dissolved under the laws of the Province of Ontario with the corporate power and authority to conduct its business and to own its assets and is duly qualified or licensed to do business in that jurisdiction.

                  (b) The General Partner has been duly appointed as a general partner of the Partnership and the General Partner has the power and authority to execute and deliver,



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         on behalf of the Partnership, this Agreement and other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby, has taken all necessary corporate action in such capacity to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby.

                  (c) This Agreement constitutes a valid and binding obligation of the Partnership enforceable against it in accordance with its terms.

                  (d) Neither the execution nor delivery of this Agreement, nor compliance with the terms of the Agreement conflicts with or will conflict with, or results or will result in any breach of, or constitutes a default under, any of the provisions of the constating documents of the Partnership or any agreement or instrument to which it is a party or by which any of its property or assets are bound.

                  (e) The Partnership is not a "non-Canadian" as such term is defined in the Investment Canada Act (Canada).

         2.4 The representations and warranties of the Partnership contained in section 2.3 shall survive the Closing.


                                    ARTICLE 3

                                      SALE

         3.1 In consideration of the payment of the purchase price as set out in
Article 5, the Partnership hereby agrees to purchase, and the Vendor hereby agrees to sell, assign and transfer to the Partnership, on Closing, subject to the terms hereof, a 100% undivided interest in and to the Purchased Assets.

         3.2 Effective on Closing, the Partnership, its successors and assigns shall have and enjoy such perpetual, royalty-free, irrevocable and exclusive immunity from suit by the Vendor or any Person affiliated or otherwise related thereto under any patents or any other intellectual property rights owned or licensable by the Vendor or any Person affiliated or otherwise related thereto at any time as may be necessary for the Partnership to exercise any and all incidents of ownership of the Purchased Assets and any other rights and licenses acquired or granted under this Agreement.





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                                    ARTICLE 4

                                    COVENANTS

         4.1 The Vendor covenants with the Partnership that from the date hereof until Closing the Vendor shall:

                  (a) preserve, protect and continuously update and maintain the Software in "state of the art" and commercially saleable form;

                  (b) carry on its business in the ordinary course and in compliance with all applicable laws;

                  (c) not suffer or permit any Encumbrance to attach to or affect the Purchased Assets;

                  (d) not enter into any transaction which could cause any representation or warranty of the Vendor contained herein to be incorrect on the Closing or constitute a breach of any covenant or agreement of the Vendor contained herein;

                  (e) cooperate with the Partnership and take all such actions as may be necessary to register Copyright to the Software; and

                  (f) permit the Partnership and its representatives to have free and unrestricted access during business hours to the Software and all other information with respect to the business of the Vendor as the Partnership shall from time to time reasonably request and permit the Partnership to make copies of same.


                                    ARTICLE 5

                                 PURCHASE PRICE

         5.1 The purchase price for a 100% undivided interest in the Purchased Assets shall be $1,950,000 (the "Purchase Price").

         5.2 The Purchase Price shall be payable and paid by the Partnership by way of cash or certified cheque as to $950,000 on the first Business Day following the day that the shares of the Vendor, or if the Vendor is then a wholly-owned subsidiary of a company listed on the Canadian Dealing Network ("CDN"), the shares of such parent company (the shares of the Vendor and the shares of such parent company, as applicable, being referred to hereafter as the "Shares") are first quoted for trading on CDN, and the balance on September 15, 1997, provided that the Partnership


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may defer payment of such balance until January 15, 1998 if either (a) on
September 14, 1997 the closing price (or average of the closing bid and ask prices if there were no trades on such date) of the Shares is less than $1.50 or
(b) the average 30 day closing price (including only such days on which there was a closing price) of such Shares on CDN for the 30 day period ended September 14, 1997 is less than $1.50.

         5.3 The parties hereby agree to take all such actions and to execute all such further documents and assurances, including an amended and restated software purchase agreement containing substantially the same terms as provided herein, as may be reasonably requested by any party in order to give full effect to the provisions hereof or to reflect or consolidate the documentation delivered hereunder. The Partnership shall be responsible for the preparation of all such documentation, whether prepared at the request of the Partnership or the Vendor.

         5.4 On Closing, the Vendor will advance an amount equal to the GST exigible on the sale of the Purchased Assets to the Partnership, without interest, and will remit the GST so exigible as and when required to be remitted by the Vendor, which advance shall be payable by the Partnership to the Vendor when and to the extent that the Partnership receives the proceeds of the input tax credit relating thereto.

         5.5 Vendor shall use its best efforts to ensure that the Shares are quoted on CDN prior to September 15, 1997. If at any time after September 15, 1997 the Shares have not been quoted on CDN, the Partnership may, at its sole option, sell the Software to the Vendor for an amount equal to the Purchase Price, which amount shall be paid in full by way of set off of the Partnership's obligations under section 5.2, and in such event this Agreement shall be terminated forthwith without further action or formality. In the event of such termination, the parties shall promptly do all such acts and execute all such documents as shall be necessary in connection therewith.


                                    ARTICLE 6

                                 INDEMNIFICATION

         6.1 The Vendor shall indemnify and save the Partnership, the General Partner, its directors, officers, agents, employees, licensees, successors and assigns and limited partners of the Partnership (each an "Indemnified Person") harmless from all losses, costs, claims, damages, demands (other than indirect or consequential losses), actions and causes of action which it may incur, suffer or become liable for as a result of or in connection with:

                  (a) any claim that all or any part of the Purchased Assets infringe any patent, Copyright, trade secret, trade mark or other intellectual property right of any Person; or


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                  (b) any claim arising pursuant to bulk sales legislation,
         retail sales tax legislation, the Excise Tax Act (Canada) or other similar legislation.


                                    ARTICLE 7

                                     CLOSING

         7.1 The Partnership shall be obliged to complete the purchase of the Purchased Assets only on the Closing Date and only if each of the following conditions precedent have been satisfied in full or waived in writing by the Partnership prior thereto:

                  (a) all of the representations and warranties of the Vendor herein are true and correct as if made at and as of the Closing Date;

                  (b) the Partnership shall have been satisfied, in its sole discretion as to the results of its investigations of the Purchased Assets, the Vendor and the Vendor's business, properties and assets and such other matters relating to the transactions contemplated herein as the Partnership deems advisable;

                  (c) prior to the Closing, the Vendor shall have observed or performed in all respects all of the obligations, covenants and agreements to be observed or performed by it before the Closing;

                  (d) the shareholders of Osgoode Holdings Inc. ("Osgoode") shall have approved the acquisition of the Vendor by Osgoode as described in the Osgoode Circular and Osgoode shall have filed a complete application and such supporting materials as are necessary to obtain quotation for the common shares of Osgoode on CDN;

                  (e) the Vendor shall have provided the Partnership with a complete copy of the Source Code and other software programs needed to execute the Software, together with Specifications acceptable to the Partnership, acting reasonably;

                  (f) no material adverse change shall have occurred since January 1, 1997 with respect to the condition or prospects of the Vendor or its businesses;

                  (g) all documentation relating to the purchase and sale of the Purchased Assets and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement and the Letter Agreement, including execution and delivery of the Supply and Reseller Agreement and delivery of share purchase warrants of the Vendor to the Partnership and General Partner (exercisable into common shares of the Vendor) pursuant to separate agreements and other

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         deliveries contemplated in the Letter Agreement, shall be
         satisfactory to the Partnership and its counsel and the Partnership shall have received copies of all documentation or other evidence as it may reasonably request (including legal opinions as to all relevant matters, certificates from the Vendor and a statutory declaration from one or more principals of the Vendor), in all cases in form and substance satisfactory to the Partnership and its counsel; and

                  (h) the Partnership shall have received evidence satisfactory to it in its sole discretion that Osgoode Holdings Inc. will complete its acquisition of the Vendor as contemplated in the Osgoode Circular and, in connection therewith, issue, in the same number and on the same terms, share purchase warrants to the Partnership and General Partner in exchange for the share purchase warrants of the Vendor described in paragraph (g) above, such replacement share purchase warrants to be immediately exercisable by the Partnership and General Partner into common shares of Osgoode Holdings Inc. and such common shares to be issued free of any Encumbrance (other than any Encumbrance which may be agreed to by the Partnership and General Partner in writing).

         7.2 The Vendor shall be obliged to complete the sale of the Purchased Assets on the Closing Date and only if each of the following conditions precedent have been satisfied in full or waived in writing by the Vendor at or before the Closing:

                  (a) all of the representations and warranties of the Partnership herein shall be true and correct on the Closing Date in all respects as if made at and as of the Closing Date;

                  (b) prior to the Closing, the Partnership shall have observed or performed in all respects all of the obligations, covenants and agreements to be observed or performed by it before the Closing;

                  (c) the shareholders of Osgoode Holdings Inc. shall have approved the acquisition of the Vendor by Osgoode Holdings Inc. as described in the Circular; and

                  (d) all documentation relating to the sale and purchase of the Purchased Assets and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Partnership of its obligations under this Agreement, including execution and delivery of the Supply and Reseller Agreement, shall be satisfactory to the Vendor and its counsel and the Vendor shall have received copies of all documentation or other evidence as it may reasonably request in form as to certification and otherwise and in substance satisfactory to the Vendor and its counsel.



                                   3(b)(1)-15

                                    ARTICLE 8

                                     GENERAL

         8.1 This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts will be construed together and will constitute one and the same agreement. This Agreement may be executed by the parties and transmitted by facsimile transmission and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

         8.2 Except as expressly provided otherwise in this Agreement, dates and times by which a party is required to render performance under this Agreement or any schedule hereto shall be postponed automatically to the extent and for the period of time that such party prevented from meeting them by reason of any Force Majeure, provided the party prevented from rendering performance notifies the other party immediately and in reasonable detail of the commencement and nature of such Force Majeure and the probable consequences thereof. The benefit of this section shall not apply to the performance of an obligation which is 60 or more days in default.

         8.3 The parties hereto will execute such other and further documents and assurances or cause same to be executed and delivered in order to give full effect to the provisions of this Agreement.

         8.4 No interpretation, change, termination or waiver of any of the provisions hereof will be binding upon the parties unless in writing signed by the duly authorized officers of the parties. No modification, waiver, termination, rescission, discharge or cancellation of this Agreement will affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, which accrued prior to the date of such modification, waiver, termination, rescission, discharge or cancellation.

         8.5 The Vendor shall not, directly, indirectly or contingently, sell, assign or transfer, convey or Encumber this Agreement or any right or interest herein or hereunder (including, for greater certainty, the Vendor's right to receive the payments set forth in section 5.2), or suffer or permit any such assignment, transfer or encumbrance to occur either voluntarily or by operation of law unless the written consent of the Partnership is first had and obtained, such consent not to be unreasonably withheld.

         8.6 Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by delivering same or mailing same by registered mail or sending same by electronic facsimile or other similar form of communication to the addresses for the parties set out below:



                                   3(b)(1)-16
         if to the Vendor at:                        401 Richmond Street West
                                                     Suite 123
                                                     Toronto, Ontario
                                                     M5V 1X3
                                                     Attention:  Erik Schannen
                                                     Fax No.:  (416) 977-7353

         if to the
         Partnership, at:                            2 Carlton Street
                                                     Suite 610
                                                     Toronto, Ontario
                                                     M5B 1J3
                                                     Attention:  David Sanderson
                                                     Fax No.:  (416) 977-6453

         with a copy to:                             FaskenCampbell Godfrey
                                                     Toronto-Dominion Centre
                                                     Suite 3600, Bank Tower
                                                     Toronto, Ontario
                                                     M5K 1N6
                                                     Attention:  Allan G. Beach
                                                     Fax No.:  (416) 364-7813

Any notice, direction or instrument aforesaid will if delivered, be deemed to have been given or made at the time of delivery and, if mailed by registered mail in Canada and properly addressed, be deemed to have been given or made on the third day following the day on which it was so mailed (provided that should there be, at the time of mailing or between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice will be only effective if actually delivered) and, if sent by electronic facsimile or other similar form of communication during normal business hours, be deemed to have been given or made on the day on which it was sent. Any party may be given written notice of change of address in the same manner, in which event such notice will thereafter be given to it as above provided at such changed address.

         8.7 If any part of this Agreement, for any reason will be declared invalid, such decision will not affect the validity of any remaining portion which will remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

         8.8 Nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties hereto. No party shall have the authority to enter into agreements of any kind on behalf of any other party or otherwise to bind or obligate any other party in any manner to any Person.



                                   3(b)(1)-17

         8.9 Time is of the essence of this Agreement and of every provision thereof.

         8.10 This Agreement together with the Supply and Reseller Agreement and other agreements executed on Closing will be the complete and exclusive statement of the agreement of the parties relating to the subject matter hereof and supersede all agreements (oral or written), understandings, representations, conditions, warranties, covenants and other communications between the parties relating hereto, including the Letter Agreement (except to the extent referred to herein). This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties and no other act, document, usage or custom shall be deemed to amend this Agreement.

         8.11 No waiver by the Vendor or the Partnership of any default in performance on the part of the other party of any breach or a series of breaches, will constitute a waiver of any subsequent breach or default or a waiver of the terms of this Agreement.

         8.12 This Agreement shall be governed by, construed and enforced in accordance with the laws of the Province of Ontario. For the purpose of all legal proceedings, this Agreement shall be deemed to have been executed and performed in the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to entertain any action arising under or in respect of this Agreement. Each of the parties hereto hereby attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

         8.13 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.



                                   3(b)(1)-18

         TO WITNESS THEIR AGREEMENT the parties hereto have duly executed this Agreement under seal on the date first above written.


                                                     LASERMEDIA, a corporation


                                                     By:
                                                        ------------------------
                                                         Name:
                                                              ------------------
                                                         Its:
                                                             -------------------

                                                     SOFTECH, by its general
                                                     partner, 1234191 Ontario
                                                     Inc.


                                                     By:
                                                        ------------------------
                                                         Name:
                                                              ------------------
                                                         Its:
                                                             -------------------




                                  3(b)(1)-19

                                   SCHEDULE A


         1. DESCRIPTION OF THE PROGRAM. The Active Trainer software is built using MacroMedia Director, a multimedia application development framework. The programming language built into Director is called Lingo, and all Active Trainer data structures, objects and methods are written in Lingo. The choice of this development framework was based on the flexibility of this system, as applications written in it will be compatible with Macintosh, Windows 3.1, Windows 95, OS/2 and the World Wide Web.

ACTIVE TRAINER IS COMPRISED OF THE FOLLOWING MODULES:

         Shared: This module contains global object declarations, including Navigation, user and Fitness Test.

         Introduction: Here Active Trainer introduces the user to the people and philosophy behind the fitness program using video clips and animation.

         Gym: The gym is comprised of two screens: the Check-in and the Gym. At the check-in the user selects his or her name from a list of members. The Gym functions as the main menu, where the user chooses which area to visit next.

         Fitness Test: The test is comprised of a series of screens designed to evaluate the user's health history, current physical fitness and fitness goals. A fitness program and weekly schedule is prepared based on this information.

         Stretching Area: This Stretching Area introduces the user to the concepts of warming up and cooling down, and specifically describes many of the most effective stretches.

         Weight Room: This area presents the user a strength training routine. This routine can be modified by the user. A video based explanation of each exercise is complemented by muscle anatomy and motivational information.

         Aerobics Studio: The following screens can be found in this area:
Weekly cardiovascular exercise program, comparative list of exercises, and a guide to target heart rate.

         Cafeteria: The cafeteria presents the user with a sample meal plan. General nutrition information includes an overview of good groups, the food pyramid, and vitamins. This section is rounded out with a selection of recipes for healthy desserts.

         Glossary: The glossary contains a list of concepts used in Active Trainer, with a brief definition, and cross references from throughout the program.



                                   3(b)(1)-20

         Map: The map gives the user an overview of the structure of the Active Trainer screens, showing what areas have been covered and what is still to be visited.

ACTIVE ABS IS COMPRISED OF THE FOLLOWING:

         Shared: This module is very similar to Active Trainer, as the two programs share most of their object structures.

         Main: This is the main menu, similar to Active Trainer's Gym.

         Test: This is a shortened version of Active Trainer's Fitness Test.

         Learn: Learn is a fun and informative quiz debunking the myths of abdominal training.

         Build: Build is the heart of Active Abs. A different video AB workout is designed for the user each day. Optionally the user can design a custom workout by assembling a sequence of clips from a list of about 35 exercises.

         LaserMedia has obtained a license to ship QuickTime and QuickTime for Windows with the software, as well as the MacroMedia runtimes.

         2. DOCUMENTATION AND ADDITIONAL INFORMATION. The main documentation required to enable installation and use of the products are the instructions are printed as the insert which is contained in the plastic container housing the CD-ROM. There are pages outlining:

                  a.       Tips and Tricks (for using the program);

                  b.       Windows 3.1 Installation;

                  c.       Windows 95 Installation;

                  d.       Windows Troubleshooting;

                  e.       Mac Troubleshooting;

                  f.       Mac Installation; and

                  g. Description of the Fitness Test, Wight Room, Aerobics Studio and Cafeteria modules.

         Additional information is contained on the cardboard shipping box which contains the CD ROM, measuring tape and fat calipers which forms the complete package as follows:



                                   3(b)(1)-21

         a. a 486/33 or Pentium computer is required to operate the program in Windows along with a double speed CD ROM, 4Mb of free RAM, 3 to 18Mb disk space, sound card and local bus/PCI video or a 68040 or PowerPC Macintosh with doubles speed CD-ROM, 4.5 Mb of free RAM and 3 to 18 Mb of disk space (stereo speakers and a printer are recommended);

         b.       Information on product features including the ability to:

                   -        point to any button or screen area for instant help;

                   - click on any underlined word for a definition and hypertext cross- references;

                   - use the Map to see where you are and to jump to a specific screen;

                   - print out an extensive fitness analysis, and your monthly or daily program;

                   -        store multiple user profiles;

                   - take a new test to chart your progress and to update your program;

                   -        drag and drop exercises to customize your workout;

                   -        watch videos in quarter or full screen mode; and

                   -        select your camera angles for exercise
                            demonstration.



                                   3(b)(1)-22